Exhibit 2.3

MULTI-PARTY AGREEMENT

This MULTI-PARTY AGREEMENT (this “Agreement”) is entered into as of this 6th day of June, 2011 by and among MUSTAFA MEHMET CORPORATION, an exempt company organized under the laws of the United States Virgin Islands (“MMC”), TRANSATLANTIC PETROLEUM LTD., an exempt company with limited liability organized under the laws of Bermuda (“TPL”), TRANSATLANTIC WORLDWIDE, LTD., an international business company organized under the laws of the Commonwealth of the Bahamas (“TWL”), VALEURA ENERGY INC., a company organized under the laws of the Province of Alberta, Canada (“VEI”), VALEURA ENERGY (NETHERLANDS) COÖPERATIEF U.A., a co-operative with exclusion of liability incorporated under the laws of Netherlands (“Valeura”), PINNACLE TURKEY HOLDING COMPANY, LLC, a Delaware limited liability company (“PTI Holdings”), Thrace Basin Natural Gas (Turkiye) Corporation, a corporation organized under the laws of the British Virgin Islands and having a branch in Turkey with the name Thrace Basin Natural Gas (Turkiye) Corporation Ankara Turkiye Subesi (“TBNG”), Pinnacle Turkey, Inc., a corporation organized under the laws of the British Virgin Islands and having a branch in Turkey with the name Pinnacle Turkey (Merkezi Virgin Adalari) Ankara Turkiye Subesi (“PTI”), and Corporate Resources B.V., a Dutch company and having a branch in Turkey with the name Corporate Resources B.V. Limited Sirketi-Ankara-Turkiye-Subesi (“CRBV”). Each of MMC, TPL, TWL, VEI, Valeura, PTI Holdings, TBNG, PTI and CRBV shall be referred to herein individually from time to time as a “Party” and collectively as the “Parties”.

WHEREAS, MMC and TWL have entered into that certain Option Agreement dated November 8, 2010 (the “Option Agreement”), pursuant to which TWL was granted an option to purchase from MMC all of the TBNG Shares and the PTI Shares (the “Option”);

WHEREAS, on or before execution of the Option Agreement, TWL deposited with MMC the option fee of US $10,000,000 in accordance with the Option Agreement;

WHEREAS, VEI, TPL and TWL entered into that certain Conditional Offer dated February 8, 2011 (as amended, the “Valeura Offer Letter”) relating to, among other matters, the assignment by TWL to VEI of the right to acquire 61.54% of the PTI Shares;

WHEREAS, TWL timely exercised the Option in accordance with the Option Agreement and the Valeura Offer Letter on February 10, 2011;

WHEREAS, pursuant to an Assignment and Transfer Agreement dated as of March 11, 2011 between TBNG and PTI, which agreement is attached hereto as Exhibit “E” (the “TBNG/PTI First ATA”), the PTI Exploration License Interests were assigned by TBNG to PTI in accordance with the Option Agreement;

WHEREAS, pursuant to a share purchase agreement dated as of April 23, 2011 between MMC and TWL, as amended, which agreement with amendment is attached hereto as Exhibit “B” (the “TBNG Share Purchase Agreement”), TWL agreed to purchase the TBNG Shares subject to and in accordance with the terms therein;

WHEREAS, notwithstanding anything to the contrary in the Option Agreement but subject to the terms and conditions of this Agreement, the Parties desire to effect the sale of the PTI Shares by MMC to PTI Holdings pursuant to a share purchase agreement in the form attached hereto as Exhibit “C” (the “PTI Share Purchase Agreement”);

WHEREAS, notwithstanding anything to the contrary in the Option Agreement but subject to the terms and conditions in this Agreement, the Parties desire to effect the sale of the CRBV Shares by MMC to Valeura pursuant to a share purchase agreement in the form attached hereto as Exhibit “D” (the “CRBV Share Purchase Agreement”);

WHEREAS, notwithstanding anything to the contrary in the Option Agreement but subject to the terms and conditions of this Agreement, the Parties desire that, immediately prior to Closing, MMC cause:

(a)

the CRBV Exploration License Interests to be assigned by PTI to CRBV in accordance with the terms of an Asset Conveyance Agreement to be entered into immediately prior to Closing between TBNG, PTI and CRBV in the form attached hereto as Exhibit “F” (the “ACA”), and the terms of an Assignment and Transfer Agreement to be entered into immediately prior to Closing between PTI and CRBV in the form attached hereto as Exhibit “G” (the “PTI/CRBV ATA”);

(b)

the TBNG Exploration License Interests to be assigned by PTI to TBNG in accordance with the terms of the ACA and an Assignment and Transfer Agreement to be entered into immediately prior to Closing between PTI and TBNG in the form attached hereto as Exhibit “H” (the “PTI/TBNG ATA”);

(b)

the PTI Production Lease Interests to be assigned by TBNG to PTI in accordance with the terms of the ACA and an Assignment and Transfer Agreement to be entered into immediately prior to Closing between TBNG and PTI in the form attached hereto as Exhibit “I” (the “TBNG/PTI Second ATA”); and

(b)

the CRBV Production Lease Interests to be assigned by TBNG to CRBV in accordance with the terms of the ACA and an Assignment and Transfer Agreement to be entered into immediately prior to Closing between TBNG and CRBV in the form attached hereto as Exhibit “J” (the “TBNG/CRBV ATA”);

WHEREAS, the Parties desire that each of TBNG, PTI and CRBV own, effective as of Closing, such undivided interests in the Production Leases and Exploration Licenses as are set forth in Exhibit “O” attached hereto, in accordance with the terms of the ACA, the ATAs and this Agreement; and

WHEREAS, the Parties desire to effect the foregoing transactions, coordinate the consummation of the respective transactions under the Definitive Agreements, and modify the terms of the Option Agreement and the Valeura Offer Letter all as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants made herein, the Parties, intending to be legally bound, agree as follows:

1. Defined Terms and Exhibits

1.1 The terms defined in Exhibit “A” shall have the meanings ascribed to them in such Exhibit. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Option Agreement.

1.2 The following exhibits are attached to and form a part of this Agreement:

Exhibit “4.2(b)”	-	Contracts to be Terminated by the Closing Date

Exhibit “A”	-	Definitions

Exhibit “B”	-	TBNG Share Purchase Agreement

Exhibit “C”	-	Form of PTI Share Purchase Agreement

Exhibit “D”	-	Form of CRBV Share Purchase Agreement

Exhibit “E”	-	TBNG/PTI First ATA

Exhibit “F”	-	Form of ACA

Exhibit “G”	-	Form of PTI/CRBV ATA

Exhibit “H”	-	Form of PTI/TBNG ATA

Exhibit “I”	-	Form of TBNG/PTI Second ATA

Exhibit “J”	-	Form of TBNG/CRBV ATA

Exhibit “K”	-	Form of Joint Operating Agreement

Exhibit “L”	-	Form of Gaziantep Joint Operating Agreement

Exhibit “M”	-	Form of Gas Facilities Agreement

Exhibit “N”	-	Form of Gas Marketing Agreement

Exhibit “O”	-	Production Leases and Exploration Licenses

Exhibit “P”	-	Methodology for Pre-Closing Interim Adjustments

Exhibit “Q”	-	Form of Restated Escrow Agreement

Exhibit “R”	-	Form of CRBV NPI Agreement

Exhibit “S”	-	Form of PTI NPI Agreement

Exhibit “T”	-	Form of TBNG NPI Agreement

Exhibit “U”	-	Form of Collection Account Agreement

Exhibit “V”	-	Tiway ROFR Notice

Exhibit “W”	-	Assumption Agreement

2. Execution of New Agreements

2.1 Immediately prior to Closing:

(a) MMC shall cause each of TBNG, PTI and CRBV to execute the ACA; MMC shall cause each of TBNG and PTI to execute the TBNG/PTI First ATA, the PTI/TBNG ATA and the TBNG/PTI Second ATA; MMC shall cause each of TBNG and CRBV to execute the TBNG/CRBV ATA; and MCC shall cause each of PTI and CRBV to execute the PTI/CRBV ATA;

(b) subject to and in accordance with the terms of this Agreement, MMC and PTI Holdings shall execute and deliver the PTI Share Purchase Agreement; and

(c) subject to and in accordance with the terms of this Agreement, MMC and Valeura shall execute and deliver the CRBV Share Purchase Agreement.

The TBNG Share Purchase Agreement, the PTI Share Purchase Agreement and the CRBV Share Purchase Agreement are referred to herein individually as a “Share Purchase Agreement” and collectively as the “Share Purchase Agreements”. Valeura hereby agrees and acknowledges that for purposes of clause 1(b) of the Valeura Offer Letter, the CRBV Share Purchase Agreement shall be used in lieu of the Valeura Participation Agreement (as such term is defined in the Valeura Offer Letter).

3. Continuation of Share Option Agreement. Until Closing or the Option Agreement is terminated or expires in accordance with its terms, whichever shall first occur, TWL and MMC agree that, other than as separately addressed in the TBNG Share Purchase Agreement, the terms of the Option Agreement shall continue to be binding on them.

4. Closing of Share Purchase Agreements and Closing Mechanics

4.1 The Parties hereby agree and acknowledge: (a) that, subject to satisfaction or waiver of all of the respective conditions set forth in this Agreement, the TBNG Share Purchase Agreement, the PTI Share Purchase Agreement and the CRBV Share Purchase Agreement, the closing of the transactions contemplated by this Agreement, the TBNG Share Purchase Agreement, the PTI Share Purchase Agreement and the CRBV Share Purchase Agreement (the “Closing”) shall occur simultaneously; and (b) that the closing of the transactions contemplated by this Agreement and each Share Purchase Agreement shall be cross conditional on the closing of the transactions contemplated by each of the other agreements listed in subpart (a) above.

4.2 In addition to the documents to be delivered by each Party at the Closing in accordance with the other terms of this Agreement and the terms of each Share Purchase Agreement, the following documents shall be executed and delivered by no later than at Closing:

(a) MMC shall cause MARHAT Marmara Boru Hatlari Ins. Muh.Taahh.san.Tic.Ltd.sti, a corporation organized under the laws of Turkey (“Marhat”), to execute and deliver to each of TBNG, CRBV and PTI an Overriding Royalty Interest Agreement in form and substance satisfactory to each of TWL, Valeura and PTI Holdings granting to TBNG, CRBV and PTI an overriding royalty interest in Exploration License no. 4201 (Ipsala) in the following percentages set forth opposite the names below:

TBNG	0.4150% GOR
CRBV	0.4000% GOR
PTI	0.1850% GOR

(b) written agreements or other documentation evidencing the termination of all agreements set forth on Exhibit “4.2(b)”, such agreements or documentation to be in form and substance satisfactory to each of TWL, PTI Holdings and Valeura, as applicable, and (i) with respect to the agreements listed in paragraph A of Exhibit “4.2(b)”, the termination shall be effective as of the Effective Date and MMC shall be responsible for any liabilities under these agreements accruing after the Effective Date and (ii) with respect to the agreements listed in paragraph B of Exhibit “4.2(b)”, the termination shall be effective as of the Closing Date but MMC shall be responsible for any liabilities under these agreements accruing after the Effective Date other than in the Ordinary Course of Business;

(c) the joint operating agreement in the form attached hereto as Exhibit “K” (the “Joint Operating Agreement”);

(d) the joint operating agreement in the form attached hereto as Exhibit “L” (the “Gaziantep Joint Operating Agreement”);

(e) the gas facilities agreement in the form attached hereto as Exhibit “M” (the “Gas Facilities Agreement”);

(f) the gas marketing agreement in the form attached hereto as Exhibit “N” (the “Gas Marketing Agreement”);

(g) the Restated Escrow Agreement in the form attached hereto as Exhibit “Q” (the “Restated Escrow Agreement”);

(h) an NPI agreement in the form attached hereto as Exhibit “R” (the “CRBV NPI Agreement”), an NPI agreement in the form attached hereto as Exhibit “S” (the “PTI NPI Agreement”), and an NPI agreement in the form attached hereto as Exhibit “T” (the “TBNG NPI Agreement” and together with the CRBV NPI Agreement and the PTI NPI Agreement, the “NPI Agreements” and each an “NPI Agreement”);

(i) a collection account agreement in the form attached hereto as Exhibit “U” (the “Collection Account Agreement”);

(j) the Closing Cash Flow Statement as contemplated in Section 4.3(c) below.

4.3 Closing shall occur under this Agreement and the Share Purchase Agreements by implementation of the following steps:

(a) the Cash Portion of the Purchase Price (as such term is defined in the CRBV Share Purchase Agreement) payable by Valeura pursuant to the CRBV Share Purchase Agreement shall be adjusted by reducing such amount by:

(i) the aggregate of the amounts due under TBNG/CRBV Invoice and the PTI/CRBV Invoice, as those terms are defined in the ACA, less the PTI/CRBV Pre-Closing Interim Adjustment Amount and the TBNG/CRBV Pre-Closing Interim Adjustment Amount; and

(ii) the aggregate of the PTI/CRBV Pre-Closing Interim Adjustment Amount and the TBNG/CRBV Pre-Closing Interim Adjustment Amount in each case consistent with the Methodology for Pre-Closing Interim Adjustments set forth on Exhibit “P” and as set forth in the Closing Cash Flow Statement;

(b) the Cash Portion of the Purchase Price (as such term is defined in the PTI Share Purchase Agreement) shall be adjusted consistent with the Methodology for Pre-Closing Interim Adjustments set forth on Exhibit “P” and as set forth in the Closing Cash Flow Statement.

(c) the Cash Portion of the Purchase Price (as such term is defined in the TBNG Share Purchase Agreement) shall be adjusted consistent with the Methodology for Pre-Closing Interim Adjustments set forth on Exhibit “P” and as set forth in the Closing Cash Flow Statement.

(d) The Parties shall execute and deliver to each other at Closing a closing cash flow statement acceptable to each Party (the “Closing Cash Flow Statement”), which Closing Cash Flow Statement will address and set forth, in each case, as a credit or debit to the obligations of TWL, PTI Holdings and/or Valeura, as appropriate, to pay the consideration contemplated under each Share Purchase Agreement as generally provided for in Sections 4.3(a), 4.3(b) and 4.3(c) above, which Closing Cash Flow Statement may, if the Parties agree, in addition address one or more of the following (in each case without duplication to any treatment of any such items in calculating any Pre-Closing Interim Adjustment Amounts):

(i) the treatment of any trade receivables and trade payables due and owing between TBNG and PTI;

(ii) the treatment of any intercompany amounts due from MMC or its affiliates to any of TBNG or PTI;

(iii) the treatment and application of the Option Fee; and

(iv) any other monetary matters deemed appropriate or applicable by the Parties.

4.4 For greater certainty, the order in which the various agreements set forth below are to be executed and delivered is as follows, from first to last:

(a) the TBNG/PTI First ATA, prior to the execution of the agreements set forth in Section 4.4(b) below;

(b) the ACA, the PTI/CRBV ATA, the PTI/TBNG ATA, the TBNG/PTI Second ATA, and the TBNG/CRBV ATA, concurrently and immediately prior to Closing; and

(c) the NPI Agreement, the Collection Account Agreement, the Joint Operating Agreement, the Gaziantep Joint Operating Agreement, the Gas Facilities Agreement; the Gas Marketing Agreement, the Assumption Agreement, the PTI Share Purchase Agreement, the CRBV Share Purchase Agreement and the Restated Escrow Agreement, concurrently and at Closing.

5. Governmental Approvals

MMC has submitted an application for approval to, and received approval from, the Competition Board of the transactions contemplated by the TBNG Share Purchase Agreement. MMC, TWL, and PTI Holdings agree and confirm that the PTI Share Purchase Agreement need not be submitted for approval by the Competition Board, and MMC, TWL and Valeura agree and confirm that the CRBV Share Purchase Agreement need not be submitted for approval by the Competition Board.

6. Return of Option Fee

6.1 Notwithstanding the provisions of Section 3.3(a) of the Option Agreement, which contemplated the application of the Option Fee against the Cash Portion of the Purchase Price at Closing, upon Closing and consummation of the transactions contemplated by the Share Purchase Agreements, the Option Fee shall be handled in accordance with the Closing Cash Flow Statement.

6.2 In the event the TBNG Share Purchase Agreement is terminated by TWL pursuant to Section 9.1(a) or Section 9.1(b) thereof, MMC agrees to, upon request of TWL, promptly return the Option Fee to TWL if such termination was based on:

(a) MMC’s failure to comply with any of its covenants and obligations set forth in this Agreement or the TBNG Share Purchase Agreement;

(b) a Material Adverse Change with respect to TBNG, PTI or CRBV;

(c) any actual or threatened Proceeding that, if determined negatively against MMC, TBNG, PTI or CRBV, an Affiliate of MMC, TBNG, PTI or CRBV or any predecessor of MMC, TBNG, PTI or CRBV would result in a Material Adverse Change with respect to the assets or businesses of TBNG, PTI or CRBV; or

(d) MMC’s failure to clear any Encumbrance created by an Employee Buyout Loan, if any.

6.3 Notwithstanding anything to the contrary contained herein, in the event the TBNG Share Purchase Agreement is terminated by TWL pursuant to Section 9.1(b) of the TBNG Share Purchase Agreement, MMC agrees to, upon request of TWL, return one half of the Option Fee to TWL, if such termination was based on an inability to obtain, by June 11, 2011, any required approval of the proposed transactions under the TBNG Share Purchase Agreement by the Competition Board.

6.4 In the event any of the transactions are terminated in accordance with Section 6.2 or Section 6.3 above or in accordance with Section 10 below, TPL and TWL shall cause the deposit provided by Valeura pursuant to clause 8 of the Valeura Offer Letter to be immediately thereafter returned to Valeura or its nominee.

6.5 In the event the transactions are terminated in accordance with Section 6.3 above, any deposit provided by PTI Holdings (or any investor in PTI Holdings) shall be returned to the Party who posted the deposit.

7. Transfer of Exploration Licenses and Production Leases

7.1 MMC hereby represents and warrants that pursuant to the TBNG/PTI First ATA it has caused the transfers of certain interests in the Exploration Licenses and related Assets (the “PTI Exploration License Interests”) from TBNG to PTI in compliance with Section 8.4 of the Option Agreement and has applied for and obtained all required approvals with respect to such transfers, including GDPA Approval.

Subject to Section 7.5, the Parties agree that TBNG shall timely pay and remit all Other Taxes resulting from or arising in connection with the transfer of the PTI Exploration License Interests; provided, however, the VAT arising as a result of the transfer of the PTI Exploration License Interests, and any associated interest, penalties and other similar amounts, shall be dealt with in the manner set forth in Section 2.8 of the ACA.

7.2 Immediately prior to Closing, MMC shall cause PTI to transfer to CRBV certain interests in the Exploration Licenses and related Assets (the “CRBV Exploration License Interests”) in accordance with the ACA and the PTI/CRBV ATA, and in connection therewith PTI shall file within five (5) Business Days after Closing all appropriate and required transfer information, third party consents and other documents with the GDPA that are required in connection with obtaining GDPA Approval for such transfer, and at all times from and after Closing TWL and TPL shall, and PTI Holdings shall cause PTI to, use their best efforts to obtain such GDPA Approval as soon as possible, including obtaining and filing all supplementary information, consents and documents that GDPA may require or request.

Subject to Section 7.5, the Parties agree that PTI shall timely pay and remit all Other Taxes resulting from or arising in connection with the transfer of the CRBV

Exploration License Interests; provided, however, the VAT arising as a result of the transfer of the CRBV Exploration License Interests, and any associated interest, penalties and other similar amounts, shall be dealt with in the manner set forth in Section 2.8 of the ACA.

7.3 Immediately prior to Closing, MMC shall cause PTI to transfer to TBNG certain interests in the Exploration Licenses and related Assets (the “TBNG Exploration Licenses Interests”) in accordance with the ACA and the PTI/TBNG ATA, and in connection therewith PTI shall file within five (5) Business Days after Closing all appropriate and required transfer information, third party consents and other documents with the GDPA that are required in connection with obtaining GDPA Approval for such transfer, and at all times from and after Closing TWL and TPL shall, and PTI Holdings shall cause PTI to, use their best efforts to obtain such GDPA Approval as soon as possible, including obtaining and filing all supplementary information, consents and documents that GDPA may require or request.

Subject to Section 7.5, the Parties agree that PTI shall timely pay and remit all Other Taxes resulting from or arising in connection with the transfer of the TBNG Exploration License Interests; provided, however, the VAT arising as a result of the transfer of the TBNG Exploration License Interests, and any associated interest, penalties and other similar amounts, shall be dealt with in the manner set forth in Section 2.8 of the ACA.

7.4 Immediately prior to Closing, MMC shall cause TBNG to transfer to PTI and CRBV certain interests in the Production Leases and related Assets (respectively, the “PTI Production Lease Interests” and the “CRBV Production Lease Interests”) in accordance with the ACA, the TBNG/PTI Second ATA and the TBNG/CRBV ATA, and in connection therewith TBNG shall file within five (5) Business Days after Closing all appropriate and required transfer information, third party consents and other documents with the GDPA that are required in connection with obtaining GDPA Approval for such transfers, and at all times from and after Closing TWL and TPL shall, and shall cause PTI to, use their best efforts to obtain such GDPA Approval as soon as possible, including obtaining and filing all supplementary information, consents and documents that GDPA may require or request.

Subject to Section 7.5, the Parties agree that TBNG shall timely pay and remit all Other Taxes resulting from or arising in connection with the transfer of the PTI Production Leases Interests and the CRBV Production Lease Interests; provided, however, the VAT arising as a result of the transfer of the PTI Production Leases Interests and the CRBV Production Lease Interests, and any associated interest, penalties and other similar amounts, shall be dealt with in the manner set forth in Section 2.8 of the ACA.

7.5 Notwithstanding Sections 7.1, 7.2, 7.3 and 7.4 above, (a) PTI shall only bear an amount equal to 18.50% of Other Taxes up to a maximum of US $675,250 and (b) CRBV shall only bear an amount equal to 40% of Other Taxes up to a maximum of US $1,460,000, with such caps to apply in all circumstances. The amounts to be borne by each of PTI and CRBV pursuant to this Section 7 shall form part of, respectively, the PTI Pre-Closing Interim Adjustment Amount and the TBNG Pre-Closing Interim Adjustment Amount as provided for in Exhibit “N”, provided that if for some reason there are insufficient net revenues attributable to their respective interests at Closing to cover the amounts to be borne by PTI or CRBV pursuant to Section 7, the balance of the amount owing by such Party shall be covered by TBNG at Closing and shall be deducted from amounts to thereafter be paid by TBNG to such Party under their respective NPI Agreement. The amounts to be borne by PTI and CRBV pursuant to this Section 7.5 shall not be increased regardless whether it is subsequently determined that the total amount of the applicable Other Tax liabilities which may arise or accrue exceed US $3,650,000.

TBNG shall make available to PTI and CRBV upon request all information reasonably required by PTI and CRBV to confirm TBNG’s calculation of the Other taxes that are payable. If it is ever determined that TBNG’s calculation over-estimated any such tax, or TBNG otherwise is not required to pay any such tax or any such tax is reduced, rebated or otherwise returned to TBNG, in whole or in part, TBNG shall immediately remit the corresponding amounts to PTI and CRBV.

8. Pre-Closing Covenants Compliance

8.1 MMC hereby represents and warrants that it has complied with all the covenants set forth in Article 8 of the Option Agreement from the Effective Date to the date hereof, and covenants to each of TWL, PTI Holdings and Valeura that from and after the date hereof it shall comply with the covenants set forth in Article 6 of the TBNG Share Purchase Agreement, the PTI Share Purchase Agreement and the CRBV Share Purchase Agreement (with Article 6 of the PTI Share Purchase Agreement and the CRBV Share Purchase Agreement being incorporated by reference herein), and that it shall cause each of TBNG, PTI and CRBV to execute and deliver the ACA, the PTI/CRBV ATA, the PTI/TBNG ATA, the TBNG/PTI Second ATA and the TBNG/CRBV ATA immediately prior to Closing. Notwithstanding the foregoing, MMC hereby represents and warrants that MMC did not obtain the Employee Buyout Loan as contemplated in Section 8.6 of the Option Agreement as of the date hereof and MMC will not obtain the Employee Buyout Loan prior to or at the Closing.

8.2 MMC agrees that, prior to the Closing, it shall update and bring current the source file and information for TBNG and PTI at the GDPA, EMRA and the Trade Ministry, all to the satisfaction of TWL, PTI Holdings, VEI and their respective Turkish counsel.

9. Economic Interests

9.1 Each of the Parties acknowledges and agrees that:

(a) the payment by each of the Buyer Parties to MMC at Closing of the cash and/or other consideration provided for in such Buyer Party’s respective Share Purchase

Agreement and this Agreement in exchange for all of the issued and outstanding shares of the respective Purchased Entity is based on such Purchased Entity owning and holding at Closing such undivided interests in the Production Leases and Exploration Licenses as are set forth in Exhibit “O” attached hereto in accordance with the terms of the ACA, the applicable ATAs and this Agreement;

(b) under the petroleum laws of Turkey the transfer of certain of the PTI Production Lease Interests, the CRBV Exploration License Interests, the CRBV Production Lease Interests and the TBNG Exploration License Interests is legally effective once GDPA Approval is obtained, and that no party has reason to believe (based on, among other things, advice of Turkish legal counsel) that such GDPA Approval will not be granted in a timely manner and without conditions; and

(c) TBNG shall grant to CRBV and PTI the economic interests required to be granted by TBNG in, and subject to the terms and conditions of, the CRBV NPI Agreement and the PTI NPI Agreement, and PTI shall grant to CRBV and TBNG the economic interests required to be granted by PTI in, and subject to the terms and conditions of, the CRBV NPI Agreement and the TBNG NPI Agreement.

9.2 In the event that at any time, whether before or after Closing, TWL, Valeura or PTI Holdings determines in its discretion, acting reasonably, that the NPI Agreements do not properly reflect the economic interests of TBNG, PTI or CRBV, in each case as a grantee under the applicable NPI Agreement, or does not provide such Party with adequate protection or assurances of its economic interests, as grantee thereunder, all Parties (other than MMC) shall upon written notice from any other affected Party enter such agreements or arrangements as such Party may reasonably request to so reflect or protect such economic interests.

9.3 Each Buyer Party shall do all things necessary to cause its respective Purchased Entity to give effect to the terms and provisions of the ACA, the ATAs, and the NPI Agreements and to comply in all respects with all of the obligations and liabilities of such Purchased Entity under such agreement.

10. Conditions

10.1 Valeura’s obligation to purchase the CRBV Shares and to take any other actions required to be taken by Valeura at the Closing, whether under this Agreement, the CRBV Share Purchase Agreement or otherwise, is subject to the satisfaction, at or prior to Closing or such earlier date as may be set forth below, of each of the following conditions (any or all of which may be waived by Valeura, in whole or in part):

(a) the receipt by Valeura at Closing of:

(i) the TBNG Share Purchase Agreement executed and delivered by MMC, and all documents contemplated thereunder to be delivered by Closing;

(ii) evidence that closing is occurring concurrently under the TBNG Share Purchase Agreement, that all conditions set forth therein have been satisfied (as opposed to any such conditions being waived), and that all representations and warranties therein are true and correct;

(iii) a fully executed copy of the PTI Share Purchase Agreement, together with evidence that closing is occurring concurrently thereunder, that all conditions set forth therein have been satisfied (as opposed to any such conditions being waived), and that all representations and warranties therein are true and correct;

(iv) fully executed copies of the ACA and each ATA;

(v) a fully executed copy of the CRBV NPI Agreement;

(vi) fully executed copies of Collection Account Agreement, together with confirmation that the security contemplated by the CRBV NPI Agreement can be registered in British Virgin Islands immediately after Closing in priority to any other Person; and

(vii) fully executed copies of each of the Restated Escrow Agreement, the Gas Facilities Agreement, the Gas Marketing Agreement, the Joint Operating Agreement and the Gaziantep Joint Operating Agreement by no later than Closing.

(b) the receipt by Valeura prior to Closing of each consent, report, document and other material or instrument required to be submitted to the GDPA in connection with obtaining GDPA Approval;

(c) each other Party having performed and satisfied in all material respects all of its obligations and liabilities under this Agreement, the TBNG Share Purchase Agreement, the PTI Share Purchase Agreement, the CRBV Share Purchase Agreement, the ACA and the ATAs;

(d) the representations and warranties of TPL and TWL herein, and of MMC in the CRBV Share Purchase Agreement, being true and correct in all material respects as of the Closing Date as if made on the Closing Date;

(e) Valeura being satisfied there has been no material adverse change in the Assets after the Effective Date, nor that any material adverse information has been disclosed or otherwise made available in respect of the Assets or the transactions contemplated or described in the Agreement that was not disclosed in writing to Valeura prior to the date hereof;

(f) receipt by Valeura and VEI of relevant government, regulatory, stock exchange and third party approvals;

(g) Valeura being satisfied, acting reasonably, that the CRBV Exploration License Interests and the CRBV Production Lease Interests are beneficially owned by CRBV as at the Closing Date, in each case in accordance with this Agreement, the ACA and the applicable ATAs; and

(h) the occurrence of Closing by no later than noon (Calgary, Alberta time) on July 11, 2011.

The Parties shall each use their reasonable commercial efforts to satisfy the foregoing conditions. The Parties acknowledge and agree that if any of the foregoing conditions are not either waived by Valeura or satisfied, Valeura shall upon notice to MMC, TWL and PTI Holdings be released from all of its liabilities and obligations under or in connection with this Agreement and the CRBV Share Purchase Agreement. TWL shall thereupon automatically be responsible for all such liabilities and obligations, subject to and in accordance with this Agreement, the Share Option Agreement and the TBNG Share Purchase Agreement, without any recourse to VEI or Valeura.

TPL and TWL, on behalf of TransAtlantic Exploration Mediterranean International Pty. Ltd. hereby waive any right of first refusal in connection with the sale to and purchase by CRBV of the CRBV Exploration License Interests and the CRBV Production Lease Interests contemplated in the joint operating agreement dated March 25, 2010.

10.2 PTI Holdings’ obligation to purchase the PTI Shares and to take any other actions required to be taken by PTI Holdings at the Closing, whether under this Agreement, the PTI Share Purchase Agreement or otherwise, is subject to the satisfaction, at or prior to Closing or such earlier date as may be set forth below, of each of the following conditions (any or all of which may be waived by PTI Holdings, in whole or in part):

(a) the receipt by PTI Holdings at Closing of:

(i) the TBNG Share Purchase Agreement executed and delivered by MMC, and all documents contemplated thereunder to be delivered by Closing;

(ii) evidence that closing is occurring concurrently under the TBNG Share Purchase Agreement, that all conditions set forth therein have been satisfied (as opposed to any such conditions being waived), and that all representations and warranties therein are true and correct;

(iii) a fully executed copy of the CRBV Share Purchase Agreement, together with evidence that closing is occurring concurrently thereunder, that all conditions set forth therein have been satisfied (as opposed to any such conditions being waived), and that all representations and warranties therein are true and correct;

(iv) fully executed copies of the ACA and each ATA;

(v) a fully executed copy of the PTI NPI Agreement;

(vi) fully executed copy of the Collection Account Agreement, together with confirmation that the security contemplated by the PTI NPI Agreement can be registered in British Virgin Islands immediately after Closing in priority to any other Person; and

(vii) fully executed copies of each of the Restated Escrow Agreement, the Gas Facilities Agreement, the Gas Marketing Agreement, the Joint Operating Agreement and the Gaziantep Joint Operating Agreement by no later than Closing.

(b) the receipt by PTI Holdings by no later than three (3) Business Days prior to Closing of each consent, report, document and other material or instrument required to be submitted to the GDPA in connection with obtaining GDPA Approval;

(c) each other Party having performed and satisfied in all material respects all of its obligations and liabilities under this Agreement, the TBNG Share Purchase Agreement, the CRBV Share Purchase Agreement, the ACA and the ATAs;

(d) the representations and warranties of TPL and TWL herein, and of MMC in the PTI Share Purchase Agreement, being true and correct in all material respects as of the Closing Date as if made on the Closing Date;

(e) PTI Holdings being satisfied there has been no material adverse change in the Assets after the Effective Date, nor that any material adverse information has been disclosed or otherwise made available in respect of the Assets or the transactions contemplated or described in the Agreement that was not disclosed in writing to PTI Holdings prior to the date hereof;

(f) receipt by PTI Holdings of relevant government, regulatory, stock exchange and third party approvals;

(g) PTI Holdings being satisfied, acting reasonably, that the PTI Production Lease Interests are beneficially owned by PTI as at the Closing Date in accordance with this Agreement, the ACA and the applicable ATAs; and

(h) the occurrence of Closing by no later than noon (Calgary, Alberta time) on July 11, 2011.

The Parties shall each use their reasonable commercial efforts to satisfy the foregoing conditions. The Parties acknowledge and agree that if any of the foregoing conditions are not either waived by PTI Holdings or satisfied, PTI Holdings shall upon notice to MMC, TWL and Valeura be released from all of its liabilities and obligations under or in connection with this Agreement and the PTI Share Purchase Agreement. TWL shall thereupon automatically be responsible for all such liabilities and obligations, subject to and in accordance with this Agreement, the Share Option Agreement and the TBNG Share Purchase Agreement, without any recourse to PTI Holdings.

11. Tiway ROFR

11.1 MMC hereby represents and warrants the following in connection with the transactions contemplated by the Definitive Agreements (including, without limitation, in connection with the transfers of the PTI Exploration License Interests, the CRBV Exploration License Interests, and the TBNG Exploration License Interests): (a) MMC has delivered a notice to each Person entitled to notice or holding a right of first offer, right of first refusal or other pre-emptive right (a “Right of First Refusal”) in respect of any such transactions, including to Tiway Turkey Ltd. (“Tiway”), in the form attached hereto as Exhibit “V”, pursuant to that certain Joint Operating Agreement dated October 26, 2007, between Tiway (formerly known as Toreador Turkey Limited), TBNG and PTI (the “Offshore JOA”); (b) each such notice delivered by MMC complied with the terms of the respective agreement pursuant to which the notice was required to be sent; and (c) except for the outstanding notices to Tiway and GDPA Approval of the transfers of the PTI Production Lease Interests, the CRBV Production Lease Interests, the CRBV Exploration License Interests and the TBNG Exploration License Interests, no notices to, approvals of, or waivers by any Person are required in order to consummate any of the transactions contemplated by the Definitive Agreements.

11.2 In the event Tiway exercises its Right of First Refusal, CRBV shall, upon request of PTI, promptly reconvey to PTI the economic interests described in Section 9 and in the CRBV NPI Agreement, and the associated Tangibles and Miscellaneous Interests (as defined in the ACA), in each case, solely to the extent relating to the Exploration License interests subject to such Right of First Refusal, in order to enable PTI to make all appropriate conveyances to Tiway and, upon receipt of the purchase price funds paid by Tiway upon exercise of its Right of First Refusal, PTI shall promptly pay such funds over to CRBV.

11.3 In the event Tiway does not exercise its Right of First Refusal, TBNG, PTI and CRBV shall execute the Deed of Assignment, Assumption and Consent to Joint Operating Agreement attached hereto as Exhibit “W” (the “Assumption Agreement”) and shall use their best efforts to have Tiway execute the Assumption Agreement as well. The Parties acknowledge and agree that, until such time as the participating interests in and under the Offshore JOA to be assigned to CRBV, have been assigned to CRBV the economic benefits associated with such participating interests shall be held in trust for the sole benefit of CRBV, and the economic obligations and liabilities associated with such participating interests shall be solely CRBV’s obligations and expenses.

12. Representations of Parties

Each of the Parties represents warrants to each of the other Parties that it has obtained the necessary board approvals for the transactions contemplated or described in this Agreement.

13. Mutual Covenants of the Parties

Each Party covenants with the other Parties that it will not amend any of the Definitive Agreements to which it is a party without first obtaining the written consent of MMC, TWL, PTI Holdings and Valeura.

14. Farm-In Agreement

The TPL, TWL and VEI shall negotiate in good faith a farmin agreement pursuant to which Valeura shall have the right to acquire a 50% undivided interest in two certain license numbers (as described in clause 10 of the Valeura Offer Letter), together with all associated tangibles, seismic, contracts and other interests (the “Additional Assets”) by:

(a) expending $US 1,500,000 on seismic in respect of the lands governed by one of the licenses and drilling a well thereon to a depth of no less than 1500 meters from surface, and upon incurring such seismic expenditures and completion of such drilling operations Valeura shall have earned a 50% undivided interest in such license, free and clear of all royalties and encumbrances other than Valeura’s proportionate share of the royalty payable under the license; and

(b) expending $US 1,500,000 on seismic in respect of the lands governed by the other license and drilling a well thereon to a depth of no less than 1500 meters from surface, and upon incurring such seismic expenditures and completion of such drilling operations Valeura shall have earned a 50% undivided interest in such license, free and clear of all royalties and encumbrances other than Valeura’s proportionate share of the royalty payable under the license.

From and after the date hereof TPL and TWL shall make available to Valeura all information pertaining to the Additional Assets which is in either of their possession, or to which either of them have access. The farmin agreement shall also grant a right of first offer to Valeura in respect of any sale, assignment or other disposition by TransAtlantic of any interests in either of the licenses (as described in the Valeura Offer Letter). The parties shall use their reasonable commercial efforts to finalize, execute and deliver the farmin agreement concurrently with Closing or as soon as possible thereafter.

15. Cooperation on Tax Matters

15.1 The Parties shall cooperate fully, as and to the extent reasonably requested by each other Party, in connection with the filing of all Tax Returns of TBNG, PTI and/or CRBV and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. MMC and TWL agree (a) to retain all books and records with respect to Tax matters pertinent to TBNG or PTI relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by any Party, any extension thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if any other Party so requests, MMC and/or TWL shall allow each other Party to take possession of, or make copies of, such books and records. PTI Holdings agrees to retain all books and records in its possession or under its control with respect to Tax matters pertinent to PTI relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority

15.2 The Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary with respect to any Tax that could be imposed on any of the Parties with respect to the transactions contemplated hereby.

16. Intentionally Deleted

17. Indemnification and Sharing of Escrow

The Option Agreement contemplates that the TA Stock payable to MMC as part of the consideration for the TBNG Shares be delivered to the Escrow Agent to be held under the terms of the Escrow Agreement that was to be executed at Closing. The First Amendment to the TBNG Share Purchase Agreement requires TWL to deliver the TA Stock to the Escrow Agent (as provided for in the Restated Escrow Agreement referenced below) upon receipt of NYSE/AMEX Exchange approval and MMC shall deliver one executed, undated, blank stock power for each stock certificate representing the TA Stock. The form of the original Escrow Agreement, which was attached as Exhibit 2.23 to the Option Agreement, shall be replaced at Closing with the Restated Escrow Agreement.

18. Miscellaneous

18.1 Expenses. Each Party to this Agreement will bear its respective expenses incurred in connection with the preparation and execution of this Agreement, each Share Purchase Agreement, and each other agreement contemplated herein to which it is a party, including all fees and expenses of agents, representatives, counsel, and accountants.

18.2 Public Announcements. No Party will issue any public announcement or similar publicity with respect to this Agreement without the prior written consent of the other Parties; provided, however, that any Party may make any public disclosure they believe in good faith, based upon advice of counsel, is required by any Legal Requirement or the policies of any applicable stock exchange (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

18.3 Confidentiality.

(a) Between the date of this Agreement and the Closing Date, the Parties will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Parties to maintain in confidence, any written, oral, or other information obtained in confidence from another Party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by any Legal Requirement, the policies of any applicable stock exchange or in connection with any dispute or related proceeding.

(b) If the transactions contemplated hereby and in the Share Purchase Agreements are not consummated, each Party will return or destroy as much of such written information as another Party may reasonably request, except if and to the extent such information may be required in connection with any dispute or related proceeding (whether commenced, pending or contemplated).

18.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or electronic mail, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties). A copy of any notice, consent, waiver or other communications shall also be sent by electronic mail to the recipient’s address set forth below; provided, however, that the failure to comply with this requirement shall not affect the effectiveness of such notice, consent, waiver or other communication if the other provisions of this Section 18.4 are followed.

MMC:

Mustafa Mehmet Corporation

ATTN: Harvey R. Clapp, III

5030 Anchor Way

Christiansted, Vl 00820

Phone: 340-719-3885

Facsimile No.: 340-719-3888

E-Mail: hrclapp3@aol.com

with a copy to:

Donovan M. Hamm, Jr., Esq.

Hamm Law Firm

5030 Anchor Way

Christiansted, VI 00820-4521

Phone: 340-773-6955

Facsimile No.: 340-773-3092

E-Mail: dmh@hammlawvi.com

TPL and TWL:

TransAtlantic Worldwide, Ltd.

ATTN: Scott C. Larsen

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Phone: 214-220-4323

Fax: 214-265-4711

E-Mail: scott.larsen@tapcor.com

with a copy to:

Jeff Mecom

Executive Vice President

TransAtlantic Petroleum Ltd.

5901 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Phone: 214-220-4323

Fax: 214-265-4711

E-Mail: jeff.mecom@tapcor.com

VEI:

Valeura Energy Inc.

ATTN: Jim McFarland

550, 333-11th Avenue SW

Calgary, AB

T2R 1L9

Phone: 403.237.7102

Fax: 403-237-7103

E-Mail: jmcfarland@valeuraenergy.com

Valeura:

Valeura Energy (Netherlands) Coöperatief U.A.

Locatellikade 1

(1076 AZ) Amsterdam, the Netherlands

Phone: +31 (0) 20 5755600

Fax: +31 (0) 20 6730016

with a copy to VEI at the address above.

PTI Holdings:

Pinnacle Turkey Holding Company, LLC

ATTN: Peter M. Dobelbower, Manager

7701 SW 44th Street

Oklahoma City, OK 73179

Phone: (405) 745-1720

Fax: (405) 745-1721

E-Mail: peter.dobelbower@hobbylobby.com

with copies to:

Tom Blalock

Commercial Law Group, P.C

5520 North Francis Avenue

Oklahoma City, OK 73118

Phone: (405) 254-5727

Fax: (405) 232-5553

E-Mail: tblalock@clgroup.org

TBNG:

TransAtlantic Worldwide, Ltd.

ATTN: Scott C. Larsen

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Phone: 214-220-4323

Fax: 214-265-4711

E-Mail: scott.larsen@tapcor.com

with a copy to:

Jeff Mecom

Executive Vice President

TransAtlantic Petroleum Ltd.

5901 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Phone: 214-220-4323

Fax: 214-265-4711

E-Mail: jeff.mecom@tapcor.com

PTI:

Pinnacle Turkey Holding Company, LLC

ATTN: Peter M. Dobelbower, Manager

7701 SW 44th Street

Oklahoma City, OK 73179

Phone: (405) 745-1720

Fax: (405) 745-1721

E-Mail: peter.dobelbower@hobbylobby.com

with copies to:

Tom Blalock

Commercial Law Group, P.C.

5520 North Francis Avenue

Oklahoma City, OK 73118

Phone: (405) 254-5727

Fax: (405) 232-5553

E-Mail: tblalock@clgroup.org

CRBV:

Corporate Resources B.V.

Locatellikade 1

(1076 AZ) Amsterdam, the Netherlands

Phone: +31 (0) 20 5755600

Fax: +31 (0) 20 6730016

with a copy to VEI at the address above.

18.5 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement, each Share Purchase Agreement, the ACA, each ATA and the documents referred to in this Agreement, each Share Purchase Agreement, the ACA and each ATA.

18.6 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No waiver shall be effective unless made in writing, and will only be applicable in the specific instance given.

18.7 Entire Agreement and Modification. This Agreement (including all Exhibits and Schedules hereto) supersedes the Option Agreement and the Valeura Offer Letter and constitutes (along with the Share Purchase Agreements, the ACA, each ATA and the other documents referred to in this Agreement, other than the Option Agreement and the Valeura Offer Letter) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each Party.

18.8 Exhibits. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits attached hereto, the statements in the body of this Agreement will control.

18.9 Assignments, Successors, and No Third-Party Rights.

(a) No Party may assign any of its rights under this Agreement without the prior consent of the other Parties.

(b) This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

(c) Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(d) This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

18.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

18.11 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

18.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

18.13 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, including section 5-1401 of the General Obligations Law of such state, but otherwise without reference to the laws of such jurisdiction regarding conflicts of law.

18.14 Dispute Resolution.

(a) Notification. If any Party desires to submit a dispute, controversy or claim of any kind or nature under or in connection with this Agreement (a “Dispute”) for resolution, such party shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Section 18.14.

(b) Negotiations. The Parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a party. Within thirty (30) days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any party may initiate arbitration proceedings pursuant to Section 18.14(c) concerning such Dispute.

(c) Arbitration. Any Dispute not finally resolved by alternative dispute resolution procedures set forth in Section 18.14(b) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(i) Rules. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (as then in effect) (the “Rules”).

(ii) Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) days after the filing of the arbitration. For greater certainty, for purposes of this Section 18.14(c), the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(iii) Intentionally Deleted.

(iv) Consolidation. If the parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(v) Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York, United States of America.

(vi) Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(vii) Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(viii) Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 18.4.

(ix) Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable. Whenever the parties to the Dispute are of more than one nationality, the single arbitrator or the presiding arbitrator (as the case may be) shall not be of the same nationality as any of the parties or their ultimate parent entities, unless the parties to the Dispute otherwise agree.

(x) Intentionally Deleted.

(xi) Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the Parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(xii) Interest. The award may include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. The rate of interest shall be determined by the arbitral award.

(xiii) Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(xiv) Exemplary Damages. The parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(xv) Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

18.15 BAR. At any time prior to Closing or in the three (3) years following Closing, should VEI require, pursuant to applicable Canadian securities laws and regulations, any operating statements or financial information with respect to the CRBV Production Lease Interests or the CRBV Exploration License Interests for any period(s) during which the CRBV Production Lease Interests or the CRBV Exploration License Interests were owned by TBNG, PTI or MMC, as applicable, each of TBNG, PTI and MMC shall provide access to VEI during normal business hours to their applicable books and records that are necessary for the review of such financial information and preparation of such operating statement(s) during such period(s) and, if required by applicable Canadian securities laws and regulations, shall allow an auditing firm to prepare any necessary audit opinions. Any audit required for the preparation of any audited operating statements shall be performed by VEI’s auditor, or if such auditor is unable or unwilling to perform such audit, by a firm of independent auditors selected by VEI with the consent of TBNG, PTI or MMC, as applicable, acting reasonably, and, in either case, VEI shall be responsible for all costs incurred in connection with the audit and the preparation of any statements or reports. If required by VEI, acting reasonably, TBNG, PTI and MMC shall provide access to their respective books and records to VEI or any employees, consultants, financial or legal advisors or other representatives of VEI. If the auditor requires the assistance of any of TBNG’s, PTI’s or MMC’s personnel to find, collect or interpret the necessary information from such entity’s records, then TBNG, PTI, and/or MMC as applicable, shall cause reasonable assistance to be provided and VEI shall pay reasonable hourly costs to TBNG, PTI and MMC, as applicable, as compensation for the time devoted by such personnel.

18.16 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

MMC:

MUSTAFA MEHMET CORPORATION

By:	/s/ Harvey R. Clapp, III

Name:	Harvey R. Clapp, III

Title:	President

TPL:

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom

Name:	Jeffrey S. Mecom

Title:	Vice President

TWL:

TRANSATLANTIC WORLDWIDE, LTD.

By:	/s/ Jeffrey S. Mecom

Name:	Jeffrey S. Mecom

Title:	Vice President

VEI:

VALEURA ENERGY INC.

By:	/s/ James D. McFarland

Name:	James D. McFarland

Title:	President and Chief Executive Officer

Multi Party Agreement	S-1

VALEURA:

VALEURA ENERGY (NETHERLANDS) COÖPERATIEF U.A.

By:	/s/ James D. McFarland

Name:	James D. McFarland

Title:	Director

VALEURA ENERGY (NETHERLANDS) COÖPERATIEF U.A.

By:	TMF Management B.V.

	By:	/s/ Lucas Duysens

Name:	Lucas Duysens

	Title:	Attorney-in-Fact

PTI HOLDINGS:

PINNACLE TURKEY HOLDING COMPANY, LLC

By:	/s/ Peter M. Dobelbower

Name:	Peter M. Dobelbower

Title:	Manager

TBNG:

THRACE BASIN NATURAL GAS (TURKIYE) CORPORATION

By:	/s/ Harvey R. Clapp, III

Name:	Harvey R. Clapp, III

Title:	Director

Multi Party Agreement	S-2

PTI:

PINNACLE TURKEY, INC.

By:	/s/ Harvey R. Clapp, III

Name:	Harvey R. Clapp, III

Title:	Director

CRBV:

CORPORATE RESOURCES B.V.

By:	TMF Management B.V.

By:	/s/ Lucas Duysens

Name:	Lucas Duysens

Title:	Attorney-in-Fact

Multi Party Agreement	S-3